UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 28, 2016

Asterias Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36646	46-1047971

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Dumbarton Circle
Fremont, CA 94555
 (Address of principal executive offices)

(510) 456-3800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New President and Chief Executive Officer

Effective February 29, 2016, Asterias Biotherapeutics, Inc. ("Asterias" or the "Company") appointed Stephen L. Cartt as the Company’s President and Chief Executive Officer and as member of the Board of Directors of the Company (the "Board").

The Company and Mr. Cartt entered into an employment agreement (the "Employment Agreement"), which provides for an annual base salary of $452,400, a grant of stock options to purchase 1,000,000 shares of the Company's common stock at an exercise price of $3.64 per share (which was the closing price of the Company's common stock on the trading day immediately preceding Mr. Cartt's appointment), and a grant of 200,000 restricted shares of the Company's common stock.  Subject to Mr. Cartt's continued employment with the Company, the stock options vest in equal monthly installments over 48 months commencing on March 31, 2016, and 50% of the restricted stock vests on August 31, 2016 and February 28, 2017.  In addition, Mr. Cartt is eligible for an annual Bonus Opportunity up to 50% of his base salary (the "Bonus Opportunity").  The Company's Board, or its Compensation Committee, has absolute discretion in determining whether and to what extent any payment under the Bonus Opportunity are to be made based on performance criteria that the Board, or its Compensation Committee, may determine from time to time.

Mr. Cartt's employment agreement contains provisions entitling him to severance benefits under certain circumstances. If the Company terminates Mr. Cartt's employment without “Cause” or if he resigns for “Good Reason” otherwise than within 12 months following a "Change of Control") as those terms are defined in the Employment Agreement, he will be entitled to severance benefits.  If Mr. Cartt has been employed by Company for one year or less, his severance benefits will be include payment of six months base salary and 50% of Mr. Cartt's Bonus Opportunity.  If Mr. Cartt is employed with the Company for more than one year, his severance benefits will include payment of 12 months base salary, 100% of his Bonus Opportunity, accelerated vesting of all unvested restricted stock previously granted, and accelerated vesting of 50% of unvested stock options previously granted.

If Mr. Cartt's employment is terminated without “Cause” or if he resigns for “Good Reason” within twelve months within a Change of Control, his severance benefits will be include payment of 100% of his base salary, 100% of the Bonus Opportunity, and accelerated vesting of all unvested restricted stock and stock options previously granted.

Contemporaneously with Mr. Cartt's appointment as the Company's CEO and director, he resigned from the position of director of BioTime, Inc., the Company's majority-owned parent.

Prior to joining the Company, Mr. Cartt, 53, served as Chief Operating Officer of Questcor Pharmaceuticals, Inc., from February 2012 until August 2014, when the company was acquired by Mallinckrodt plc. Mr. Cartt served as Chief Operating Officer of the Autoimmune and Rare Diseases Business Unit of Mallinckrodt plc on an interim basis following the merger with Questcor from August 2014 until October 2014. Mr. Cartt joined Questcor as Executive Vice President, Corporate Development, during March 2005. He was later appointed Chief Business Officer before being appointed Chief Operating Officer. Mr. Cartt was a private consultant from August 2002 until March 2005. From March 2000 through August 2002, Mr. Cartt was the Senior Director of Strategic Marketing for Elan Pharmaceuticals. Prior to that, Mr. Cartt held a variety of R&D and Commercial positions at ALZA Corporation during the period July 1985 to March 2000. Mr. Cartt holds a B.S. degree from the University of California at Davis in Biochemistry, and an M.B.A. from Santa Clara University.

Departure of Pedro Lichtinger

Effective February 29, 2016, Pedro Lichtinger is no longer employed as the Company's President and Chief Executive Officer. In addition, Mr. Lichtinger resigned from the Board on March 3, 2016.

Appointment of New Chairman of the Board

Effective February 29, 2016, the Company appointed Don Bailey as the Company's Chairman of the Board. Mr. Bailey served on the Board of Directors of Questcor, was its President and Chief Executive Officer from 2007 through 2014.  Mr. Bailey has also served on the Board of Directors and as Chairman of the Portfolio Committee of Mallinckrodt plc.

Grant of Stock Options to Named Executive Officers

On February 28, 2016, the Company granted stock options to purchase 165,000 shares of common stock at an exercise price of $3.64 to each of Katharine Spink, Vice President and Chief Operating Officer, and Jane Lebkowski, President, Research and Development.

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, the success of the Company’s product development or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including its most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTERIAS BIOTHERAPEUTICS, INC.

Date: March 3, 2016	By:	/s/ Jane Lebkowski President, Research & Development